SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14a-12

HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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FOR IMMEDIATE RELEASE

WALTER HEWLETT COMMENTS ON PROXY CAMPAIGN

Employee Plans Vote 72% Against Compaq Merger

Palo Alto, CA, March 18, 2002 — Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today issued the following statement regarding the pending proxy solicitation at Hewlett-Packard Company (NYSE: HWP) concerning the proposed merger with Compaq (NYSE: CPQ):

With less than one day remaining before the historic HP stockholder meeting, I want to thank all those HP stockholders who have publicly supported us and all those who have voted to prevent HP from making a $25 billion mistake.

Today, The Teacher Retirement Systems of Texas announced that it would vote AGAINST the merger, adding its vote to the more than 20 institutions that have already publicly announced that they are voting AGAINST.

Since November 6, when we first announced our intention to vote AGAINST the proposed merger, both HP management and we have put forth a great deal of information concerning the Compaq transaction to enable HP stockholders to make this decision. Based on what we are hearing we believe that:

•	HP employees have consistently shown that they do not support this merger. The results of the employee plans are in — 72% of employees have voted their shares AGAINST the merger. This vote breaks down into an unprecedented 2 to 1 AGAINST in the HP plan, and 8 to 1 AGAINST in the Agilent plan.

•	This is in addition to the evidence provided by three separate studies, commissioned by David W. Packard and conducted by the Field Research Corporation, an independent nationally recognized opinion research firm, which showed that HP employees surveyed were more than 2 to 1 against the merger.[1] This evidence raises the bar even further. It is highly unlikely that this integration could succeed.

HP stockholders see through empty claims of being “#1” in size without being #1 in profit and growth. HP’s Imaging & Printing business is already the acknowledged leader of its segment with enormous potential. HP stockholders do not wish to trade away their interest in this valuable business for a greater interest in low-margin commodity computing.

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For those employees in the employee stock plan and other stockholders who still have not voted, or want to change their vote — you still have time if you act promptly.

Vote the GREEN proxy card AGAINST the merger to send a vote for stockholder value.

Last minute voting instructions. If your shares are held by a bank or broker and you have not yet voted or have voted FOR and want to change your mind, fax your GREEN proxy (or a WHITE one voting AGAINST) to 631-254-7622, attention: VOTE PROCESSING.

Remember, if you already voted a WHITE proxy for the merger and wish to change your vote — you have every legal right to do so. Fax your GREEN proxy (or a WHITE one voting AGAINST) to 631-254-7622, attention: VOTE PROCESSING.

If you are a registered stockholder holding your shares directly or a participant in HP’s Employee Stock Purchase Plan (ESPP) fax your GREEN proxy to MacKenzie Partners at 212-929-0308.

If you recently received a proxy mailgram from HP management, you can use that proxy mailgram to vote AGAINST the proposed merger. Simply mark the box AGAINST and follow the directions.

If at any time, you have any questions or require assistance, simply call 800-322-2885 to be connected to a professional voting consultant. They will be available 24 hours a day until the polls close at the special meeting.

1	The surveys were commissioned and paid for by David W. Packard, acting as an individual. Mr. Packard is not a participant in the solicitation of proxies from Hewlett-Packard stockholders being conducted by Walter B. Hewlett, Edwin E. van Bronkhorst and The William R. Hewlett Revocable Trust. Field Research Corporation: “Poll of HP’s Corvallis Employees Finds Strong Opposition to the Company’s Proposed Merger With Compaq” 2/20/02; “HP’s Boise Employees as Strongly Opposed to the Company’s Proposed Merger with Compaq as Its Corvallis Employees” 2/25/02. Survey results are based on random samples of a total of 940 current and 1,037 former HP employees.

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For additional information, visit our website at www.votenohpcompaq.com

FORWARD-LOOKING STATEMENTS

The views expressed in this release contain judgments, which are subjective in nature and in certain cases forward-looking in nature. This release also contains estimates made without the benefit of actual measurement. Forward-looking statements and estimates by their nature, involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. The information contained in this release does not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold.

ADDITIONAL IMPORTANT INFORMATION

On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other soliciting materials relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

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Media:
Joele Frank/Todd Glass
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449